EXHIBIT 99.1

Ark Restaurants Announces Declaration of Dividend

CONTACT:
Robert Stewart
(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – June 12, 2018 -- Ark Restaurants Corp. (NASDAQ:ARKR) announced today that the Board of Directors declared its regular quarterly dividend of 25 cents per share on the Company’s common stock to be paid on July 6, 2018 to shareholders of record at the close of business on June 22, 2018.

Ark Restaurants owns and operates 20 restaurants and 19 fast food concepts and catering operations primarily in New York City, New Jersey, Florida, Washington, D.C., Las Vegas, NV and Alabama. Five restaurants are located in New York City; three restaurants are located in Atlantic City, New Jersey; two are located in Washington, D.C.; five are located in Las Vegas, Nevada; one is located in Boston, Massachusetts; two are located in Florida; and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates three restaurants at the Resorts Atlantic City Hotel and Casino and the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations include the Rustic Inn in Dania Beach, Florida, Shuckers in Jensen Beach, Florida and the operation of five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster House restaurants, one in Gulf Shores, Alabama and one in Spanish Fort, Alabama.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.